Exhibit 5.02(c)
CONSULTING AGREEMENT
     CONSULTING AGREEMENT (this “Agreement”) effective as of July 15, 2006, between WQN, Inc., a Delaware corporation (the “Company”), and John Williams, an individual (the “Consultant”).
RECITALS
     A. The Company desires that it be able to call upon the knowledge and experience of the Consultant for consulting services.
     B. The Consultant will be providing his services hereunder as a former employee of the Company and has knowledge of the Company’s operations and financial reporting requirements.
     C. The Consultant is willing to render such services to the Company on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Engagement. During the term of this Agreement the Company engages the Consultant, as an independent contractor subject to the terms and conditions of this Agreement, to serve as Controller and Chief Accounting Officer of the Company and to perform financial consulting services associated therewith, and to perform other business and financial consulting services that the Company may from to time assign to the Consultant (the “Consulting Services”). The Consultant understands that the Company is a publicly held company subject to the rules and regulations of the Securities and Exchange Commission, and that the Consultant will be required to certify the various financial reports filed by the Company during the term of this Agreement. The Consultant will perform up to twenty (20) hours per week of Consulting Services at the request of the Company, in its sole discretion. The Company and the Consultant accept such engagement upon the terms and conditions in this Agreement.
     2. Compensation and Reimbursement. The Consultant shall be paid seventy-five dollars ($75.00) for each hour rendered by Consultant in the performance of the Consulting Services. The Company shall reimburse the Consultant (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by the Consultant relating to the performance of the Consultant’s duties hereunder. The Consultant shall present the Company a detail bill for all Consulting Services rendered and expenses incurred on or before the 15th day of each month, and the Company shall make payment to the Consultant on or before the end of the month in which the bill is rendered.

     3. Term and Termination. The term of the Consultant’s engagement shall commence on the date hereof and shall terminate as set forth herein. Either party may terminate this Agreement by giving thirty (30) days advance written notice to the other party of its desire to terminate, and after said thirty (30) day period this Agreement shall become null and void.
     4. Independent Contractor. In the performance of the Consulting Services, the Consultant shall be deemed to be, and shall be, an independent contractor, and not a joint venturer, partner, employee or agent with or of the Company. Without limiting the generality of the foregoing, neither the Company nor the Consultant shall have the power to bind the other, contractually or otherwise; the Consultant shall be entitled only to the compensation and reimbursement set forth in Section 2 of this Agreement and not to any other so-called “fringe benefits;” and the Consultant shall be solely responsible for all liabilities for any and all state and federal taxes, withholding, FICA, FUTA, worker’s compensation, or other payments due in respect of the compensation paid to the Consultant by the Company. The Consultant shall file all tax returns and pay all taxes required in such connection on or before the due date thereof.
     5. Assignment. This Agreement shall bind and inure to the benefit of only the Consultant, the Company and the Company’s successors and assigns, and the Company’s legal representatives, estate or intestate distributees. The Company may assign its rights and obligations under this Agreement, in the Company’s sole discretion, by giving the Consultant written notice of such assignment. The Consultant may not assign any of Consultant’s rights or delegate any of the Consultant’s obligations under this Agreement. Any attempted assignment or delegation by the Consultant shall be void.
     6. Confidential Information. The Consultant shall not, at any time during or subsequent to the termination of this Agreement, disclose, confirm, furnish or make available to, or use for the benefit of, anyone other than the Company, any secret or confidential knowledge or information with respect to the business or other affairs, assets, operations, plans or know-how of the Company or its subsidiaries or affiliates, including, but not limited to, customer lists, suppliers and products, unless: (a) such knowledge or information shall be in the public domain, (b) such knowledge or information shall become generally known or in the public domain without any disclosure on the part of the Consultant, or (c) disclosure of such knowledge or information shall be compelled by a court of competent jurisdiction. In the event of a breach or threatened breach by the Consultant of the provisions of this Section 6, the Company shall be entitled to an injunction restraining the Consultant from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Consultant.
     7. Indemnification. The Company shall indemnify and hold the Consultant harmless from and against any damages, losses or expenses suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable attorneys’ fees arising out of, based upon or related to the Consultant’s performance of the Consulting Services, except to the extent that such claims, demands, suits, causes of actions, proceedings, judgments and liabilities are caused by the negligence or willful misconduct of the Consultant.

     8. Survival. No termination of this Agreement by either party, regardless of the circumstances or reasons, shall terminate, amend or in any way affect the validity of the provisions of Sections 6 and 7 hereof.
     9. No Conflicts. The Consultant represents and warrants to the Company that performance of the Consultant’s obligations under this Agreement does not and will not violate any written or oral contract, agreement, or court order by which the Consultant is bound and the Consultant covenants not to create such a violation during the term of this Agreement including, without limitation, such violation created by using any information belonging to any third party, that would be characterized as confidential information if such information belonged to the Company.
     10. Standards of Conduct. The Consultant agrees to adhere at all times to Company policies and to conduct its services in strict compliance with applicable laws, rules and regulations and with a strong commitment to the highest standards of business ethics.
     11. Waivers and Amendments. The respective rights and obligations of the Company and the Consultant under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and the Consultant.
     12. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in its entirety all other or prior agreements, whether oral or written, with respect thereto. Nothing herein shall confer additional rights, money or property to the Consultant or expectancy with respect thereto by reason of the Consultant’s performance of services hereunder or otherwise.
     13. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:
If to the Company, addressed to:
WQN, Inc.
14911 Quorum Drive, Suite 140
Dallas, Texas 75254
Attention: Michael Adler
If to the Consultant, addressed to:

John Williams, Principal
Bell Williams Group, LLC
11317 Raveneaux Drive
Frisco, TX 75034
     Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.
     14. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the applicable laws of The State of Texas (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction)..
     15. Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions or other equitable relief to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to, and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity. The Company and the Consultant agree that the covenants set forth in this Agreement shall be enforced to the fullest extent permitted by law. Accordingly if, in any judicial proceedings, a court shall determine that such covenant is unenforceable for any reason, including, without limitation, because it covers too extensive a geographical area or survives too long a period of time, then the parties intend that such covenant shall be deemed to cover only such maximum geographical area and maximum period of time, if applicable, and/or shall otherwise be deemed to be limited in such manner, as will permit enforceability by such court. In the event that any one or more of such covenants shall, either by itself or together with other covenants be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Company and its shareholders, but would be adjudged reasonable if any particular covenant or covenants or parts thereof were deleted, restricted, or limited in a particular manner, then the said covenants shall apply with such deletions, restrictions, or limitations, as the case may be. The Company and the Consultant further agree that the covenants set forth in this Agreement are reasonable in all circumstances for the protection of the legitimate interests of the Company and its shareholders.
     16. Miscellaneous.
          (a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
          (b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          (c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
          (d) This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together constitute one instrument.
          (e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.
          (f) Each of the parties has received independent legal advice from legal counsel of his or its choice with respect to this Agreement and its terms. The terms of this Agreement are the result of mutual negotiations between the parties, and the provisions of this Agreement shall be interpreted and construed in accordance with their fair meanings, and not strictly for or against either party, regardless of which party may have drafted this Agreement or any specific provision.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY		CONSULTANT
WQN, INC.

By:	/s/ B. Michael Adler Name: B. Michael Adler	/s/ John Williams John Williams
Title: CEO